Exhibit 99.1

Press Release

For more information contact:

Media Relations:	Investor Relations:
Judy DeRango Wicks	Eric Nelson
Vice President Communications	Vice President Investor Relations
Fiserv, Inc.	Fiserv, Inc.
678-375-1595	262-879-5350
judy.wicks@fiserv.com	eric.nelson@fiserv.com

For Immediate Release

Fiserv Reports Fourth Quarter and Full Year 2012 Results

Adjusted EPS increases 12 percent to $5.13 for the full year;

Company expects 2013 adjusted internal revenue growth of 3 to 4 percent and adjusted EPS growth of 15 to 18 percent

Brookfield, Wis., February 5, 2013 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of financial services technology solutions, today reported financial results for the fourth quarter and full year 2012.

GAAP revenue was $1.16 billion and adjusted revenue was $1.08 billion in the fourth quarter, both consistent with the fourth quarter of 2011. For the full year, GAAP revenue was $4.48 billion compared with $4.34 billion in 2011. Adjusted revenue was $4.20 billion compared with $4.07 billion in 2011, an increase of 3 percent.

GAAP earnings per share from continuing operations for the fourth quarter was $1.18 compared with $1.07 in 2011. GAAP earnings per share from continuing operations for the full year was $4.34 compared with $3.40, which included a loss from early debt extinguishment of $0.37 per share, in 2011.

Adjusted earnings per share from continuing operations in the fourth quarter increased 9 percent to $1.39 compared with $1.27 in the fourth quarter of 2011. Adjusted earnings per share from continuing operations for the year grew 12 percent to $5.13 compared with $4.58 in 2011.

“Our 2012 results were highlighted by our 27th consecutive year of double-digit adjusted earnings per share growth and meaningful strategic progress,” said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. “We capped off a strong sales year with exceptional performance in the fourth quarter.”

Press Release

Recent Developments

On January 14, 2013, the company acquired Open Solutions Inc., a leading provider of collaborative, enterprise account processing technology for financial institutions. This acquisition advances the company’s go-to-market strategies including the addition of multiple high-quality technology solutions and over 3,300 clients worldwide.

Fourth Quarter and Full Year 2012

•	Adjusted revenue grew 3 percent for the full year to $4.20 billion compared to 2011.

•

Adjusted internal revenue growth for the full year was 2 percent, with 2 percent growth in each of the Payments and Financial segments. Adjusted internal revenue was flat in the quarter due primarily to a decrease in license revenue compared to 2011.

•	Adjusted operating margin was 30.7 percent in the quarter, an increase of 70 basis points compared with the prior year period, and for the year was up 40 basis points to 29.6 percent compared to 2011.

•	Adjusted earnings per share in the quarter increased 9 percent to $1.39 and increased 12 percent for the full year to $5.13, compared to the respective prior year periods.

•	Free cash flow grew 19% in the quarter to $271 million. Free cash flow for the year was $772 million compared with $746 million in 2011, an increase of 3%.

•

The company repurchased 9.2 million shares of common stock for $625 million in 2012, which included 0.7 million shares in the fourth quarter. The company had approximately 5.6 million shares remaining under its existing share repurchase authorization at year-end.

•

The company extended its electronic bill payment and presentment relationship with Bank of America for a 10-year term. The bank will leverage the CheckFree® RXP® platform through its online and mobile channels.

•	The company presented its two billionth electronic bill since 2005 during the quarter.

•	The company received a $55 million cash dividend payment in the quarter from StoneRiver Group, L.P., a company in which Fiserv owns a 49% interest.

•	The company signed 134 Mobiliti™ clients in the quarter and 552 mobile banking clients for the full year. As of December 31, 2012, Fiserv has nearly 1,400 mobile banking clients.

•	The company signed 113 electronic bill payment clients and 40 debit processing clients in the quarter, and 404 electronic bill payment clients and 165 debit clients for the full year.

•	The company signed 113 Popmoney® clients in the quarter and 455 for the full year. As of December 31, 2012, the network includes more than 1,800 financial institutions.

•	Fiserv generated a number of new and expanded client relationships in the quarter, including:

•

American Electric Power Company, Inc., one of the largest power generators and distributors in the U.S. serving more than five million customers in 11 states, extended its relationship with Fiserv for a full suite of comprehensive billing and payment options, including CheckFreePay® for walk-in bill payments, Biller Direct™ HV for bill presentment and online payments, BillMatrix® On Demand Payments for phone and web payments and eBill Distribution to enable the delivery of the company’s bills to financial institution websites.

•

Broadway Bank, headquartered in San Antonio, Texas with $2.8 billion in assets, extended and expanded its relationship with Fiserv. The bank will continue to leverage the Signature® account processing platform and selected an integrated technology suite of Fiserv solutions for payments, processing services, risk and compliance, business intelligence and customer and channel management.

•

California Credit Union, one of the largest credit unions in Southern California with $1.1 billion in assets, agreed to leverage payment solutions from Fiserv with CheckFree RXP and Popmoney for bill payment and person-to-person payments. The credit union is also a member of the ACCEL/Exchange® Network from Fiserv.

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•

Cape Bank, a $1 billion institution headquartered in Cape May Court House, N.J., selected the Premier® account processing platform. The bank will integrate a full suite of Fiserv solutions, including Mobiliti, CheckFree RXP, CheckFree Small Business, the ACCEL/Exchange Network, Debit Processing, Teller Source Capture™, Merchant Source Capture™, the Fiserv Clearing Network and AccountCreateSM.

•

First American International Bank, a New York State chartered commercial bank with $526 million in assets, selected the Premier account processing platform from Fiserv. The bank will also leverage CheckFree RXP, the ACCEL/Exchange Network and Debit Processing for payments, the Common Origination Platform™ for lending, Branch Source Capture™ and the Fiserv Clearing Network for item processing and Prologue™ for financial performance management.

•

Founders Federal Credit Union, headquartered in Lancaster, S.C. with $1.6 billion in assets, expanded its account processing and payments relationship with Fiserv to enhance its digital channels capabilities with Corillian Online®, Mobiliti, AllData® PFM and Mobile Source Capture™.

•

Humana Inc., a leading health care company headquartered in Louisville, Ky., selected Fiserv to produce its secure health savings account and member identification cards for the company’s commercial and dental customers.

•

Katahdin Trust Company, a commercial bank in Houlton, Maine with $576 million in assets, selected the Premier account processing platform, and will integrate Mobiliti, CheckFree RXP, CheckFree Small Business, Popmoney, Source Capture Solutions®, the ACCEL/Exchange Network, Business Online™, Retail Online™, WireXchange, and AccountCreate for customer and channel management, Consumer and Commercial Debit for processing services, and AML Manager and Fraud Risk Manager™ for risk and compliance.

•

Mutual of Omaha Bank, headquartered in Omaha, Neb. with $5.8 billion in assets, renewed its relationship with Fiserv for the Signature account processing platform and accompanying solutions, including Corillian Online for online banking, CheckFree RXP for bill payment, Nautilus® for enterprise content management, and WireXchange for wire transfer as well as card production services. The bank also added PEP+® for ACH processing, XRoads™ for data management and Aperio™ for customer and channel management.

•

SunTrust Banks, Inc., one of the nation’s largest banking organizations with $173.4 billion in assets and headquartered in Atlanta, implemented Popmoney, offering its online banking customers person-to-person payment options. The bank also uses Mobiliti, CheckFree RXP, TransferNow® for inter-bank transfers and FundNow® for new account funding.

•

Union Bank, N.A., a subsidiary of UnionBanCal Corporation, a financial holding company with $97 billion in assets, and a member of the Mitsubishi UFJ Financial Group, selected CheckFree RXP from Fiserv to enable electronic bill delivery and payment through its online and mobile banking channels. The bank also leverages TransferNow and Banklink® Cash Management to support its online channel, as well as treasury management, financial crime risk management and cash forecasting solutions from Fiserv.

•

United Community Banks, Inc., the third largest bank holding company in Georgia with $6.7 billion in assets, expanded its relationship with Fiserv. Centered on the Premier account processing platform, the bank will implement the ACCEL/Exchange Network and Debit Processing and continue to use CheckFree RXP, Popmoney, Retail Online, Business Online, Merchant Source Capture, Director™ and several other Fiserv solutions.

Press Release

Outlook for 2013

Fiserv expects total adjusted revenue growth for 2013 to be in excess of 10 percent and adjusted internal revenue growth to be in a range of 3 to 4 percent. The company also expects adjusted earnings per share to be in a range of $5.88 to $6.07, which represents growth of 15 to 18 percent over $5.13 in 2012.

“The continued strength in our recurring revenue businesses, along with the acquisition of Open Solutions, has us well positioned to accelerate revenue growth while delivering strong earnings and cash flow in 2013,” said Yabuki.

Earnings Conference Call

The company will discuss its fourth quarter and full year 2012 results on a conference call and webcast at 4 p.m. CT on Tuesday, February 5, 2013. To register for the event, go to www.fiserv.com and click on the Q4 Earnings webcast link. Supplemental materials will be available in the “Investor Relations” section of the website.

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) is a leading global technology provider serving the financial services industry, driving innovation in payments, processing services, risk and compliance, customer and channel management, and business insights and optimization. For more information, visit www.fiserv.com.

Use of Non-GAAP Financial Measures

We supplement our reporting of revenue, operating income, income from continuing operations and earnings per share information determined in accordance with GAAP by using “adjusted revenue,” “adjusted internal revenue growth,” “adjusted operating income,” “adjusted income from continuing operations,” “adjusted earnings per share,” “adjusted operating margin,” and “free cash flow” in this earnings release. Management believes that adjustments for certain non-cash or other items and the exclusion of certain pass-through revenue and expenses enhance our shareholders’ ability to evaluate our performance because such items do not reflect how we manage our operations. Therefore, we exclude these items from GAAP revenue, operating income, operating margin, income from continuing operations and earnings per share to calculate these non-GAAP measures. In addition, the company’s prior year free cash flow has been restated to conform to the current year presentation.

Examples of non-cash or other items may include, but are not limited to, non-cash intangible asset amortization expense associated with acquisitions, severance costs, merger costs, certain integration expenses related to acquisitions, certain costs associated with the achievement of the company’s operational effectiveness objectives and certain discrete tax benefits. We exclude these items to more clearly focus on the factors we believe are pertinent to the management of our operations, and we use this information to allocate resources to our various businesses.

Free cash flow and adjusted internal revenue growth are non-GAAP financial measures and are described on page 12. We believe free cash flow is useful to measure the funds generated in a given period that are available for strategic capital decisions. We believe adjusted internal revenue growth is useful because it presents revenue growth excluding all acquired revenue and postage reimbursements in our Output Solutions business. We believe this supplemental information enhances our shareholders’ ability to evaluate and understand our core business performance.

Press Release

These non-GAAP measures should be considered in addition to, and not as a substitute for, revenue, operating income, operating margin, income from continuing operations and earnings per share or any other amount determined in accordance with GAAP. These non-GAAP measures reflect management’s judgment of particular items and may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated adjusted revenue, adjusted internal revenue, and adjusted earnings per share growth. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect the company’s results include, among others: the impact on the company’s business of the current state of the economy, including the risk of reduction in revenue resulting from decreased spending on the products and services that the company offers; legislative and regulatory actions in the United States and internationally, including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations; the company’s ability to successfully integrate acquisitions, including Open Solutions Inc., into its operations; changes in client demand for the company’s products or services; pricing or other actions by competitors; the impact of the company’s strategic initiatives; the company’s ability to comply with government regulations, including privacy regulations; and other factors included in the company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2011 and in other documents that the company files with the SEC. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

Press Release

Fiserv, Inc.

Condensed Consolidated Statements of Income

(In millions, except per share amounts, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue
Processing and services	$950	$915	$3,709	$3,543
Product	206	246	773	794

Total revenue	1,156	1,161	4,482	4,337

Expenses
Cost of processing and services	493	498	1,969	1,941
Cost of product	164	165	628	601
Selling, general and administrative	210	217	829	799

Total expenses	867	880	3,426	3,341

Operating income	289	281	1,056	996
Interest expense—net	(38)	(44)	(167)	(182)
Loss on early debt extinguishment	—	—	—	(85)

Income from continuing operations before income taxes and income from investment in unconsolidated affiliate	251	237	889	729
Income tax provision	(94)	(88)	(303)	(256)
Income from investment in unconsolidated affiliate	2	4	11	18

Income from continuing operations	159	153	597	491
Income (loss) from discontinued operations	20	(10)	14	(19)

Net income	$179	$143	$611	$472

GAAP earnings (loss) per share—diluted:
Continuing operations	$1.18	$1.07	$4.34	$3.40
Discontinued operations	0.14	(0.07)	0.10	(0.13)

Total	$1.32	$1.01	$4.44	$3.28

Diluted shares used in computing earnings (loss) per share	135.1	142.3	137.5	144.2

Press Release

Fiserv, Inc.

Reconciliation of GAAP to Adjusted Income and

Earnings Per Share from Continuing Operations

(In millions, except per share amounts, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
GAAP income from continuing operations	$159	$153	$597	$491
Adjustments:
Merger and integration costs	4	2	13	17
Severance costs	—	—	12	18
Amortization of acquisition-related intangible assets	41	42	163	157
Debt extinguishment and refinancing costs [1]	—	—	4	85
Tax impact of adjustments [2]	(16)	(16)	(69)	(101)
Tax benefit [3]	—	—	(14)	(3)
Gain on sale of business by unconsolidated affiliate	—	—	—	(3)

Adjusted income from continuing operations	$188	$181	$706	$661

GAAP earnings per share—continuing operations	$1.18	$1.07	$4.34	$3.40
Adjustments—net of income taxes:
Merger and integration costs	0.02	0.01	0.06	0.07
Severance costs	—	—	0.06	0.08
Amortization of acquisition-related intangible assets	0.19	0.19	0.76	0.69
Debt extinguishment and refinancing costs [1]	—	—	0.02	0.37
Tax benefit [3]	—	—	(0.10)	(0.02)
Gain on sale of business by unconsolidated affiliate	—	—	—	(0.02)

Adjusted earnings per share	$1.39	$1.27	$5.13	$4.58

[1]

The 2012 adjustment represents a charge of $4 million of interest expense associated with hedge ineffectiveness of interest rate swap agreements settled in September 2012 in conjunction with the company’s bond offering. The 2011 adjustment represents costs associated with the early retirement of debt.

[2]	The tax impact for all periods presented is calculated using a tax rate of approximately 36 percent, which approximates the company’s normalized annual effective tax rate.
[3]

The tax benefit in 2012 represents certain discrete income tax benefits related to prior years recognized for GAAP purposes in the second quarter that have been excluded from adjusted earnings per share.

See page 5 for disclosures related to the use of non-GAAP financial measures. Earnings per share is calculated using actual, unrounded amounts.

Press Release

Fiserv, Inc.

Financial Results by Segment

(In millions, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Total Company
Revenue	$1,156	$1,161	$4,482	$4,337
Output Solutions postage reimbursements	(72)	(77)	(286)	(266)

Adjusted revenue	$1,084	$1,084	$4,196	$4,071

Operating income	$289	$281	$1,056	$996
Merger and integration costs	4	2	13	17
Severance costs	—	—	12	18
Amortization of acquisition-related intangible assets	41	42	163	157

Adjusted operating income	$334	$325	$1,244	$1,188

Operating margin	25.0%	24.3%	23.6%	23.0%
Adjusted operating margin	30.7%	30.0%	29.6%	29.2%
Payments and Industry Products (“Payments”)
Revenue	$644	$635	$2,489	$2,381
Output Solutions postage reimbursements	(72)	(77)	(286)	(266)

Adjusted revenue	$572	$558	$2,203	$2,115

Operating income	$179	$174	$668	$656

Operating margin	27.7%	27.4%	26.8%	27.5%
Adjusted operating margin	31.2%	31.2%	30.3%	31.0%
Financial Institution Services (“Financial”)
Revenue	$524	$540	$2,040	$2,004

Operating income	$173	$178	$652	$613

Operating margin	33.1%	33.1%	32.0%	30.6%
Corporate and Other
Revenue	$(12)	$(14)	$(47)	$(48)

Operating loss	$(63)	$(71)	$(264)	$(273)
Merger and integration costs	4	2	13	17
Severance costs	—	—	12	18
Amortization of acquisition-related intangible assets	41	42	163	157

Adjusted operating loss	$(18)	$(27)	$(76)	$(81)

See page 5 for disclosures related to the use of non-GAAP financial measures. Operating margin percentages are calculated using actual, unrounded amounts.

Press Release

Fiserv, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions, unaudited)

	Year Ended
	December 31,
	2012	2011
Cash flows from operating activities
Net income	$611	$472
Adjustment for discontinued operations	(14)	19
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	191	192
Amortization of acquisition-related intangible assets	163	157
Share-based compensation	44	39
Deferred income taxes	5	29
Settlement of interest rate hedge contracts	(88)	(6)
Dividends from unconsolidated affiliate	23	12
Loss on early debt extinguishment	—	85
Other non-cash items	(22)	(26)
Changes in assets and liabilities, net of effects from acquisitions:
Trade accounts receivable	(12)	(83)
Prepaid expenses and other assets	(85)	(25)
Accounts payable and other liabilities	—	78
Deferred revenue	19	10

Net cash provided by operating activities	835	953

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(195)	(192)
Payments for acquisitions of businesses, net of cash acquired	—	(511)
Dividends from unconsolidated affiliate	32	42
Net proceeds from sale (purchases) of investments	28	(4)
Other investing activities	(3)	—

Net cash used in investing activities	(138)	(665)

Cash flows from financing activities
Proceeds from long-term debt	1,469	1,189
Repayments of long-term debt, including premium and costs	(1,642)	(1,226)
Issuance of treasury stock	96	73
Purchases of treasury stock	(634)	(533)
Other financing activities	5	(1)

Net cash used in financing activities	(706)	(498)

Change in cash and cash equivalents	(9)	(210)
Net cash flows from discontinued operations	30	(16)
Beginning balance	337	563

Ending balance	$358	$337

Press Release

Fiserv, Inc.

Condensed Consolidated Balance Sheets

(In millions, unaudited)

	December 31,
	2012	2011
Assets
Cash and cash equivalents	$358	$337
Trade accounts receivable – net	663	666
Deferred income taxes	42	44
Prepaid expenses and other current assets	349	309

Total current assets	1,412	1,356
Property and equipment – net	249	258
Intangible assets – net	1,760	1,881
Goodwill	4,719	4,720
Other long-term assets	357	333

Total assets	$8,497	$8,548

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$724	$836
Current maturities of long-term debt	2	179
Deferred revenue	379	369

Total current liabilities	1,105	1,384
Long-term debt	3,228	3,216
Deferred income taxes	638	617
Other long-term liabilities	109	73

Total liabilities	5,080	5,290
Shareholders’ equity	3,417	3,258

Total liabilities and shareholders’ equity	$8,497	$8,548

Press Release

Fiserv, Inc.

Selected Non-GAAP Financial Measures

(In millions, unaudited)

Adjusted Internal Revenue Growth [1]	Three Months Ended December 31, 2012	Year Ended December 31, 2012
Payments Segment	3%	2%
Financial Segment	(3%)	2%

Total Company	0%	2%

[1]

Adjusted internal revenue growth is measured as the increase in adjusted revenue (see page 9), excluding acquired revenue for the current period, divided by adjusted revenue from the prior year period. Acquired revenue was $2 million (all in the Financial segment) for the fourth quarter of 2012 and $43 million ($40 million in the Payments segment and $3 million in the Financial segment) for the full year.

	Year Ended December 31,
Free Cash Flow [2]	2012	2011
Net cash provided by operating activities	$835	$953
Settlement of interest rate hedge contracts	88	6
Capital expenditures	(195)	(192)
Other adjustments	44	(21)

Free cash flow	$772	$746

[2]

Free cash flow is calculated as net cash provided by operating activities less capital expenditures and excludes the net change in settlement assets and obligations; tax-effected severance, merger and integration payments; and other items which management believes may not be indicative of the future free cash flow of the company. Free cash flow does not include $70 million received in the fourth quarter of 2012, comprised of the portion of a cash dividend received from an unconsolidated affiliate that is included in “net cash from investing activities” and an insurance recovery included in discontinued operations.

See page 5 for disclosures related to the use of non-GAAP financial measures.

FISV-E

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